Exhibit 5-a
February 9, 2009
Rockwell Automation, Inc.
1201 South 2nd Street
Milwaukee, WI 53204
Ladies and Gentlemen:
I am Senior Vice President, General Counsel and Secretary of Rockwell Automation, Inc., a Delaware corporation (the “Company”), and am delivering this opinion in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) registering under the Securities Act of 1933, as amended (the “Act”), 25,000 shares of common stock, par value $1.00 per share, of the Company (the “Common Shares”) that may be delivered from time to time pursuant to the Rockwell Automation 1165(e) Plan (the “Plan”).
I have examined such documents, records and matters of law as I have deemed necessary as a basis for the opinion hereinafter expressed. On the basis of the foregoing, and having regard for legal considerations that I deem relevant, I am of the opinion that when the Registration Statement becomes effective under the Act, any newly issued Common Shares delivered pursuant to the Plan will, when so delivered, be legally issued, fully paid and non-assessable.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
I express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware and the Federal laws of the United States.
Very truly yours,
/s/ Douglas M. Hagerman
Douglas M. Hagerman